UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 23, 2008

Emergent BioSolutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In July 2008, Emergent BioSolutions Inc. and a wholly-owned subsidiary (collectively, “Emergent”) entered into a technology licensing agreement (the “Agreement”) with a joint venture, to be called Oxford-Emergent Tuberculosis Consortium Ltd., formed by and among Emergent, the University of Oxford, and certain Oxford University researchers (the “Joint Venture”) and Isis Innovation Limited, the technology transfer office of the University of Oxford (“Isis”).

Under the Agreement, Emergent obtained rights to develop, manufacture and commercialize pharmaceutical compositions or preparations containing MVA85A intended to prevent or treat Mycobacterium tuberculosis in humans. Generally, Emergent’s rights to manufacture the licensed product and to commercialize it in developed countries are exclusive. The licensed patent portfolio includes a large number of national stage applications of PCT patent application PCT/GB2006/000023, which contains claims to a virally vectored Mycobacterium tuberculosis Antigen 85A vaccine and related methods of use. The licensed portfolio includes one U.S. patent application and 31 foreign applications, which, if issued as patents, would expire in 2025.

Under the Agreement, Emergent is required to pay the Joint Venture a signing fee, payments upon the achievement of certain development, regulatory and sales milestones and royalties on sales of the licensed product in developed countries. Emergent is also to reimburse a portion of the patent costs incurred by the University of Oxford and Isis in the past and is to reimburse the Joint Venture for future patent costs in certain developed countries. Emergent has also agreed, subject to the successful completion of a planned Phase IIb trial of the licensed product in infants, to meet all costs and expenses of a Phase III clinical trial of the licensed product in infants.

Under the Agreement, Emergent is generally required to do the following: use reasonable efforts to obtain regulatory approvals for an infant indication, and, if so approved, an adolescent indication, and thereafter an indication for HIV infected adults; develop a scaled-up manufacturing process that is capable of achieving certain price levels and dose quantities; market a licensed product in countries in the developed world for each indication for which regulatory approval has been received; and attain a certain level of annual sales of the licensed product in the developed world.

Emergent anticipates contributing approximately $21 million to the Joint Venture over the next three years to support the Phase IIb proof of concept study in humans, primarily in the form of services to be performed by Emergent’s personnel on behalf of the Joint Venture, with approximately $4 million in cash being contributed over the three-year period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2008	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ R. Don Elsey_____________ R. Don Elsey Senior Vice President Finance, Chief Financial Officer and Treasurer